Penn Mutual	The Penn Mutual Life Insurance Company Independence Square, Philadelphia, PA 19172

National Accounts - Broker-Dealers Licensed

to Sell Variable Annuities and/or Variable

Life Insurance under Federal Securities Laws

(Companion Agreement to Corporate Insurance Agent Selling Agreement (Form ))

BROKER-DEALER SELLING AGREEMENT, entered into by and among THE PENN MUTUAL LIFE INSURANCE COMPANY (“Penn Mutual”), HORNER, TOWNSEND & KENT (“Distributor”) and                      (“Broker-Dealer”).

WITNESSETH:

WHEREAS, Penn Mutual is in the business of issuing annuity and life insurance contracts to the public;

WHEREAS, Distributor, a wholly owned subsidiary of Penn Mutual, is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended, is a member of the National Association of Securities Dealers, Inc., and is assisting Penn Mutual in the distribution of such contracts;

WHEREAS, Broker-Dealer is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended and is a member of the National Association of Securities Dealers, Inc.;

WHEREAS, Broker-Dealer is affiliated with corporate insurance agents who are licensed to sell annuity and life insurance contracts under the insurance laws of certain states and Penn Mutual and corporate insurance agents, contemporaneously with this Agreement, are entering into a corporate insurance agent selling agreement (“Corporate Insurance Agent Selling Agreement”);

WHEREAS, the parties desire to enter into an arrangement under which Broker-Dealer, in concert with corporate insurance agents identified in Appendix A to the Corporate Insurance Agent Selling Agreement (“Corporate Insurance Agents”), will sell certain variable annuity and variable life insurance contracts issued by Penn Mutual;

NOW THEREFORE, in consideration of these premises and mutual covenants herein contained, the parties agree as follows:

1. Appointment of Broker-Dealer.

1.1    Subject to the terms and conditions of this Agreement, Penn Mutual and Distributor appoint Broker-Dealer as a non-exclusive agent for the solicitation of applications for, and the servicing of, variable annuity and/or variable life insurance contracts identified in Schedule A to this Agreement and Broker-Dealer accepts such appointment. The variable annuity and/or variable life insurance contracts identified in Schedule A are referred to herein as “Contracts”.

1.2    Broker-Dealer and its representatives shall be independent contractors as to Penn Mutual and Distributor and, subject to the terms and conditions of this Agreement, free to exercise their own judgment as to the time, place and means of performing all acts hereunder. Nothing in this Agreement is intended to create a relationship of employer and employee as between Penn Mutual or Distributor, on the one hand, and Broker-Dealer and its on the other.

2. Coordination of Broker-Dealer Selling Agreement and Corporate Insurance Agent Selling Agreement.

2.1    The sale of Contracts is subject to and regulated under state insurance laws, in addition to federal securities laws. It is understood and agreed that registered representatives of Broker-Dealer shall also be duly licensed representatives of Corporate Insurance Agents and that Corporate Insurance Agents shall contemporaneously enter into the Corporate Insurance Agent Selling Agreement.

3. Sale of Contracts.	3.1 Broker-Dealer shall use its best efforts to solicit applications for Contracts from persons for whom the Contracts are suitable, in accordance with the terms and conditions of this Agreement.

3.2    All applications for Contracts shall be made on applications forms authorized by Penn Mutual. Broker-Dealer shall diligently review all such applications for accuracy and completeness and shall take all reasonable and appropriate measures to assure that applications submitted to Penn Mutual are accurate and complete.

3.3    All payments collected under Contracts by registered representatives of Broker-Dealer for Penn Mutual shall be received in trust and shall be remitted immediately, together with the application and any other required documentation, to Penn Mutual at the address indicated on the application or to such other address as Penn Mutual may specify in writing. All checks or money orders for payments under Contracts shall be drawn to the order of Penn Mutual, except as may be provided in the Corporate Insurance Agent Selling Agreement (referred to in Section 2.1 of this Agreement).

3.4    All applications are subject to acceptance or rejection by Penn Mutual in its sole discretion. Penn Mutual may at any time in its sole discretion discontinue issuing the Contracts or change the form and content of new Contracts to be issued.

3.5    In soliciting applications for Contracts, Broker-Dealer may not accept risk of any kind for or on behalf of Penn Mutual and may not bind Penn Mutual by promise or Agreement or alter any Contract in any way.

4. Compensation.

4.1    In consideration of and as full compensation for the services performed in accordance with this Agreement, Penn Mutual shall pay Broker-Dealer compensation as set forth in the Schedule A, except such compensation may be paid to the Corporate Insurance Agent and/or its representatives if necessary to comply with applicable insurance laws and regulations or permitted under federal securities laws and state insurance laws.

4.2    Should Penn Mutual for any reason return to the payor any payment made under a Contract, Broker-Dealer shall repay Penn Mutual the total amount of any compensation which Penn Mutual may have paid to Broker-Dealer with respect to such payment.

4.3 Penn Mutual may, in its sole discretion and with prior written notice, change the amount, terms and conditions of compensation with respect to payment received by Penn Mutual under Contracts.

4.4 Penn Mutual shall not be obligated to pay any compensation which would be in violation of applicable laws of any jurisdiction, anything in this Agreement to the contrary notwithstanding.

4.5    With respect to compensation paid to Corporate Insurance Agent in connection with the sale of variable annuity and/or variable life insurance contracts, Broker-Dealer shall cause Corporate Insurance Agent to maintain, on behalf of Broker-Dealer, such books and records as are necessary for Broker-Dealer to comply with applicable recordkeeping requirements under federal and state securities laws and under the rules of the National Association of Securities Dealers, Inc.

5. Compliance With Securities Laws.

5.1    Broker-Dealer shall not solicit applications for Contracts unless Penn Mutual or Distributor has notified Broker-Dealer that a registration statement required under the Securities Act of 1933 is effective as to such contracts and unless Broker-Dealer is duly registered as a broker-dealer under the Securities Exchange Act of 1934, is a member in good standing of the National Association of Securities Dealers, Inc., and is duly licensed under any applicable securities laws of the state or jurisdiction in which Broker-Dealer engages in such activity.

5.2 Penn Mutual or Distributor shall furnish Broker-Dealer with copies of the current prospectuses (and current supplements thereto) required to be used in soliciting Contracts.

5.3    Broker-Dealer and its representatives shall comply with all applicable securities laws and regulations and with the rules of the National Association of Securities Dealers, Inc. in soliciting applications for and servicing Contracts. Broker-Dealer shall be fully responsible for all acts of its representatives in soliciting applications for and servicing Contracts.

6. Advertisements, Sales Literature and Other Communications.

6.1    Broker-Dealer shall not print, publish, distribute or use any advertisements, sales literature or other writing relating to the Contracts unless such advertisements, sales literature or other writing shall have first been approved in writing by Penn Mutual and Distributor.

6.2    Broker-Dealer shall exercise care not to misrepresent the Contracts or Penn Mutual and shall make no oral or written representation which is inconsistent with the terms of the Contracts or with the information in any prospectus or sales literature furnished by Penn Mutual or it misleading in any way.

7. Indemnification.

7.1    Broker-Dealer shall indemnify or hold harmless Penn Mutual and Distributor and each director and officer of Penn Mutual and Distributor against any losses, claims, damages or liabilities, including but not limited to reasonable attorneys fees and court cost to which Penn Mutual or Distributor and any such director or officer may become subject, under the Securities Act of 1933 or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any unauthorized use of sales materials or any verbal or written misrepresentations or any unlawful sales practices, or the failure of Broker-Dealer, its officers, employees or representatives to comply with the provisions of this Agreement or the willful misfeasance, bad faith, negligence or misconduct of Broker-Dealer, its officers, employees, or representatives in the solicitation of applications for and the servicing of Contracts..

7.2    Penn Mutual and Distributor shall indemnify and hold harmless Broker-Dealer and each officer or director of Broker-Dealer against any losses, claims, damages or liabilities, joint or several, including but not limited to reasonable attorneys fees and court cost, to which Broker-Dealer or such officer or director becomes subject, under the Securities Act of 1933 or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact, required to be stated therein or necessary to make the statements therein not misleading, contained in any registration statement or any post-effective amendment or supplement to the prospectus, or in any sales material written by Penn Mutual or Distributor, or the failure of Penn Mutual or Distributor, or their officers or employees, to comply with the provisions of this Agreement.

7.3    In the event Penn Mutual suffers a loss resulting from Broker-Dealer activities, Broker-Dealer hereby assigns any proceeds received under its fidelity bond to Penn Mutual to the extent of such losses. If there is any deficiency amount, whether due to a deductible or otherwise, Broker-Dealer shall promptly pay Penn Mutual such amount on demand and Broker-Dealer shall indemnify and hold harmless Penn Mutual from any such deficiency and from the costs of collection thereof (including reasonable attorneys fees).

8. Complaints, Investigations & Proceedings.

8.1    With respect to applications solicited by, and Contracts serviced by, Broker-Dealer, each party to this Agreement shall promptly notify each other party of any allegation that the party or any of its representatives violated any law, regulation or rule in connection with the solicitation of applications for or the servicing of Contracts, and shall provide the other parties with full details, including copies of all legal documents pertaining thereto

8.2    Each party to this Agreement shall cooperate fully with the other parties in any regulatory investigation or proceeding or judicial proceeding involving the solicitation of application for and servicing Contracts by the Broker-Dealer or any of its representatives

9. Nonwaiver.

9.1    Forbearance by any party to this Agreement or Distributor to enforce any rights under this Agreement shall not be construed as a waiver of any of the terms and conditions of this Agreement and the same shall remain in full force and effect. No waiver of any provision of this Agreement shall be deemed to be a waiver of any other provision, whether or not similar, nor shall any waiver of a provision of this Agreement be deemed to constitute a continuing waiver.

10. Amendment.

10.1 Penn Mutual reserves the right to amend this Agreement at any time upon 10 days prior written notice. Broker-Dealers submission of an application for a Contract after notice of any such amendment shall constitute Agreement of Broker-Dealer to such amendment.

11. Termination and Assignment.

11.1 This Agreement may be terminated by any party, with or without cause, upon giving written notices to the other parties. This Agreement shall automatically terminate if Broker-Dealer is adjudicated as bankrupt or avails itself of any insolvency act or if a permanent receiver or trustee in bankruptcy is appointed for the property of Broker-Dealer. Upon termination of this Agreement, with or without cause, all authorizations, rights and obligations shall cease, except the rights and obligations set forth in sections 7 and 8 of this Agreement and the obligations to settle account hereunder, including the immediate forwarding of all payments received by Broker-Dealer under Contract to Penn Mutual, and except as may be expressly stated otherwise in this Agreement.

11.2 This Agreement may not be assigned without the written consent of all parties.
12. Governing Law.	12.1 This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below.

THE PENN MUTUAL LIFE INSURANCE COMPANY

By:
Signature
Name
Title

HORNOR, TOWNSEND & KENT, INC.

By:
Signature
Name
Title

BROKER-DEALER

By:
Signature
Name
Title

DATED AS OF

PM 0330

5